Exhibit 5.1

January 26, 2017

AnaptysBio, Inc.

10421 Pacific Center Court, Suite 200

San Diego, CA 92121

Ladies and Gentlemen:

As counsel to AnaptysBio, Inc., a Delaware corporation (the “Company”), at your request, we have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 25, 2017 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 4,222,669 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), that are subject to issuance by the Company upon (a) the exercise of stock options granted under the Company’s Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”), (b) the exercise or settlement of awards to be granted under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) and (c) the exercise of purchase rights to be granted under the Company’s 2017 Employee Stock Purchase Plan (the “ESPP”). The plans referred to in clauses (a) through (c) above are collectively referred to in this letter as the “Plans” and each as a “Plan.”

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

1.	The Company’s Restated Certificate of Incorporation filed with the Delaware Secretary of State on January 13, 2017, and certified by the Delaware Secretary of State on January 13, 2017 (the “Restated Certificate”), and the Restated Certificate of Incorporation that the Company intends to file and that will be effective upon the consummation of the Company’s initial public offering (the “Post-Effective Restated Certificate”).

2.	The Company’s Bylaws, as certified to us as of the date hereof by an officer of the Company as being complete and in full force and effect as of the date hereof (the “Bylaws”), and the Amended and Restated Bylaws that the Company has adopted in connection with, and that will be effective upon the consummation of, the Company’s initial public offering (the “Post-Effective Bylaws”).

3.	The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

4.	The prospectuses prepared in connection with the Registration Statement (collectively, the “Prospectuses”; and each, a “Prospectus”).

5.	The Plans and related forms of agreements to be used in connection with the grant of options or awards, and the issuance of Shares, under the Plans (the “Plan Agreements”).

6.	Minutes of meetings and actions by written consent of the Company’s Board of Directors and the Company’s stockholders provided to us by the Company relating to the adoption, approval,

authorization or ratification of (i) the Restated Certificate, (ii) the Post-Effective Restated Certificate, (iii) the Bylaws, (iv) the Post-Effective Bylaws, (v) the Plans and (vi) the filing of the Registration Statement, the reservation of the Shares for sale and issuance pursuant to the Plans.

7.	The stock records for the Company that the Company has provided to us (consisting of a list of stockholders, a list of option and warrant holders respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and dated January 24, 2017, verifying the number of such issued and outstanding securities).

8.	A Certificate of Good Standing issued by the Delaware Secretary of State dated January 25, 2017, stating that the Company is qualified to do business and in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”).

9.	A Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the absence of any termination, modification, waiver or amendment to any document referenced in clauses (5) and (6) above that has not been disclosed to us.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that when the 4,222,669 Shares of Common Stock that may be issued and sold by the Company upon (a) the exercise of stock options granted under the 2006 Plan, (b) the exercise or settlement of awards to be granted under the 2017 Plan and (c) the exercise of purchase rights to be granted under the ESPP, have been issued, sold and delivered by the Company against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per share of Common Stock) in accordance with the applicable Plan Agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters.

(Signature page follows.)

This opinion is intended solely for use in connection with issuance and sale of shares of Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of, and speaks only as of, the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinion expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP

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